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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Del Laboratories, Inc.:

    We consent to incorporation by reference in the Registration Statements No. 33-27777, No. 33-64777, and No. 333-92249 on Form S-8 of Del Laboratories, Inc. of our report dated March 6, 2000, relating to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule which report appears in the December 31, 1999 annual report on Form 10-K of Del Laboratories, Inc.

                                          /s/ KPMG LLP

Melville, New York
March 27, 2000